ASSET PURCHASE AGREEMENT

THIS AGREEMENT (together with the exhibits and schedules attached hereto, this “Agreement”) dated as of June __, 2008.

BETWEEN:

DK GROUP N.A. N.V., a company incorporated in Curaçao, Netherlands Antilles and having a registered address at Kaya W.F.G. (Jombi) Mensing 36, Curaçao, Netherlands Antilles

(herein called the “Seller”)

AND:

1ST HOME BUY AND SELL LTD., a company incorporated under the laws of the State of Nevada and having a registered address at 15612-37A Avenue, Surrey, BC CANADA V3S 0H7

 (herein called the “Purchaser”)

WHEREAS, the Purchaser desires to purchase and acquire from the Seller and the Seller desires to sell and assign to the Purchaser all of the Seller’s rights, title and interest in all assets and liabilities that belong to the Seller other than those assets and liabilities specifically set forth in Schedule A attached hereto (the “Assets and Liabilities”); and

WHEREAS, the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matter;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS AND LIABILITIES; CLOSING

1.1 Sale of Assets and Liabilities. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, the Seller will sell, convey, assign and transfer the Assets and Liabilities to the Purchaser, and the Purchaser will purchase and acquire the Assets and Liabilities from the Seller.

1.2 Forward Split. Upon the satisfaction of the Conditions Precedent set forth in this Agreement and prior to Closing (as defined herein), the Purchaser shall complete a forward split of its authorized and issued share capital on a one old share for 3 new shares basis.

1.3 Consideration.  In consideration of the sale, transfer and assignment to the Purchaser of the Assets and Liabilities, the Purchaser shall, at Closing, issue in the name of the Seller or in such other name as the Seller may otherwise direct, an aggregate of 40,222,095 shares of common stock of the Purchaser (the "Shares") equal to approximately 81% of the shares of common stock of the Purchaser on a fully diluted basis (hereinafter referred to as the “Purchase Price”); provided, however, that if the Purchaser has not obtained financing in the aggregate amount of at least $45 million within nine months of the Closing, the Escrow Shares (as defined below) shall be decreased by a percentage equal 100% multiplied by the quotient of (a) the difference between $45 million and the aggregate financing commitments obtained by the Purchaser, divided by (b) $45 million.

1.4 The Closing.  The transfer and delivery of the documents transferring the Assets and Liabilities to the Purchaser and the Shares to the Seller and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement, (the “Closing”) will take place on September 30, 2008 or such earlier date as may be mutually acceptable to the Seller and the Purchaser, subject to the satisfaction or waiver (by the party receiving the benefit thereof) of the conditions precedent set forth in Section 6 of this Agreement (the “Closing Date”).

1.5 Deliveries.  At the Closing on the Closing Date:

(a)	The Purchaser shall deliver or cause to be delivered to the Seller a certificate issued in the name of the Seller, or in such other name as the Seller may otherwise direct, evidencing the Shares.

(b)
The Purchaser shall deliver or cause to be delivered 5,226,600 of its shares of common stock due to DeBondo Capital Inc. (the “Escrow Shares”) to an escrow agent agreed upon by the parties (the “Escrow Shares Agent”).  The Escrow Shares Agent shall release (i) 62% of the Escrow Shares upon the closing of a financing for the Company equal to at least $25 million; (ii) an additional 19% of the Escrow Shares upon the closing of a financing for the Company equal to at least $45 million in the aggregate; and (iii) an additional 19% of the Escrow Shares upon the acceptance of the Purchaser’s common stock for listing on the American Stock Exchange.

(c)
The Seller shall deliver to the Purchaser executed and duly acknowledged assignments in the forms set forth in Exhibit A hereto conveying all right, title and interest of the Seller to the Assets and Liabilities to the Purchaser.

(d)
The Seller and the Purchaser shall each execute and deliver such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; including, without limitation, working together to cause the title to any assets to be transferred into the name of the Purchaser in the applicable governmental records.

1.6 Condition on Obligation of the Seller to Close.  Notwithstanding anything herein contained to the contrary, the Seller shall have no obligation to consummate the transactions contemplated by this Agreement unless the Purchaser shall have completed, on or before the Closing Date, the first phase of the Financing described in Section 6.5 hereof and the proceeds of such Financing have been placed in escrow as described in Section 1.7 hereof.

1.7 Escrow Agreement. The proceeds from the Financing as described in Section 6.5 shall be subject to an Escrow Agreement, which is attached as Exhibit B hereto.

1.8 Expenses of Seller.  Any liability or obligation of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants and other experts employed by Seller shall be paid by the Purchaser following the Closing.

ARTICLE 2

TITLE DUE DILIGENCE

2.1 Access to Assets and Liabilities.  The Seller shall grant the Purchaser such access to the Assets and Liabilities, including all records relating to same, as is necessary to permit the Purchaser to conduct a thorough due diligence investigation of the title to the Assets and Liabilities.  The Purchaser shall have a maximum of fifteen (15) days from the date of this Agreement to conduct its due diligence (this 15-day period, as it may be extended in accordance with this Agreement or by other agreement of the parties, will be referred to herein as the “Due Diligence Period”).

2.2 The Purchaser shall notify the Seller in writing (the “Defect Notice”) by the end of the Due Diligence Period of any failures or defects in title (“Title Defects”) that the Purchaser may have identified as pertaining to the Assets and Liabilities.  The Defect Notice shall identify the alleged defective Asset and the nature of the defect.  Any Assets and Liabilities not identified in said written notice shall be deemed as the Purchaser’s acceptance of title for said Assets and Liabilities.  Upon receipt of Defect Notice, the Seller shall have until the Closing to cure any such Title Defects or, if not curable prior to the Closing, advise the Purchaser how such Title Defects will be cured following the Closing and provide a satisfactory commitment to the Purchaser with respect to curing of such Title Defects. If the Seller is unable to cure any material Title Defects to the Purchaser’s reasonable satisfaction or provide a plan and commitment to cure such Title Defects prior to the Closing, then the Purchaser may (i) terminate this Agreement; or (ii) proceed with the Closing with no reduction in the Purchase Price.  Title Defect, as used in this Agreement, shall mean any lien, encumbrance, encroachment or other defect in the Seller’s title to an Asset that would cause the Seller not to have defensible title to such Asset.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Purchaser to execute, deliver and perform this Agreement, and in acknowledgement of the Purchaser’s reliance on the following representations and warranties (in addition to the representations and warranties in Section 1.1), the Seller represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

3.1 Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the applicable laws of the Netherlands Antilles, with the power and authority to conduct its business as it is now being conducted and to own its assets.

3.2 Power and Authority.  The Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and the Seller will have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals.  The execution, delivery and performance by the Seller of the Agreement has been duly authorized. This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

3.3 Directors and Officers of Seller. The duly elected or appointed directors and the duly appointed officers of Seller are as set out in Schedule 3.3.

3.4 Non-Contravention. To the Seller’s knowledge, neither the execution, delivery and/or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will:

        (a)            conflict with, result in a violation of, cause a default under (with or without notice, lapseof time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Seller under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, or any of its material property or assets;

        (b)           violate any provision of the articles or bylaws of Seller; or

        (c)           violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority in the Netherlands Antilles that would result in a Seller Material Adverse Effect (defined below).

3.5 Actions and Proceedings. To the knowledge of Seller, (i) there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Seller or which involves any of the business, or the properties or assets of Seller that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, or conditions of Seller taken as a whole (a “Seller Material Adverse Effect”), and (ii) there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Seller Material Adverse Effect.

3.6 Compliance.

        (a)           To the knowledge of Seller, Seller is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other regulation in the Netherlands Antilles that would constitute a Seller Material Adverse Effect;

        (b)           To the knowledge of Seller, Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would result in a Seller Material Adverse Effect; and

        (c)           To the knowledge of Seller, Seller has duly filed all reports and a return required to be filed by it with governmental authorities in the Netherlands Antilles and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  To the knowledge of Seller, all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of Seller, threatened, and none of them will be adversely affected by the consummation of this Agreement.

3.7 Filings, Consents and Approvals. To the knowledge of Seller, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

3.8 Tax Matters.  All Federal, state and other tax returns and reports of the Seller required by law to be filed have been duly filed, and all federal, state and other taxes, assessments, fees and other governmental charges upon the Seller with respect to its properties, assets, incomes, franchises or business which are due and payable have been paid or a reasonable reserve for such payment established on the Seller’s balance sheet.

3.9 Certain Transactions. Seller is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.10 Financial Representations. Attached hereto as Schedule 3.10 are true, correct, and complete copies of audited balance sheets for Seller dated as of December 31, 2007 and December 31, 2006, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended (collectively, the “Seller Financial Statements”). The Seller Financial Statements and the Seller’s unaudited Financial Statements as of March 31, 2008 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

            Seller has not received any advice or notification from its independent certified public accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Seller Financial Statements or the books and records of Seller, any properties, assets, liabilities, revenues, or expenses. Seller has not engaged in any transaction, maintained any bank account, or used any funds of Seller, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Seller.

3.11 Absence of Certain Events. Since the Seller Accounting Date, except as and to the extent disclosed herein, there has not been:

(a)	a Seller Material Adverse Effect; or
(b)	any material change by Seller in its accounting methods, principles or practices.

3.12 Fees. Seller has not incurred any obligation or liability to any party for any brokerage fees or agent’s commissions in connection with this Agreement, other than the fees to Pacific Wave Partners Limited (“Pacific Wave”) and the Escrow Shares Agent.

3.13 Investor Representations.  The Seller acknowledges and agrees that the Shares representing the Purchase Price will be offered and sold to the Seller without such offers and sales being registered under the United States Securities Act of 1933, as amended (the “Securities Act”).  As such, the Seller further acknowledges and agrees that all Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act.

3.14 Share Certificates.  The Seller acknowledges and agrees that legend in substantially the following form will be placed on any certificate(s) evidencing the Shares:

THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'ACT'), OR UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH DISPOSITION IS THEN IN EFFECT OR UNLESS THE PERSON PROPOSING TO MAKE THE DISPOSITION SHALL FURNISH, WITH RESPECT TO SUCH DISPOSITION, AN OPINION OF COUNSEL (BOTH COUNSEL AND OPINION TO BE SATISFACTORY TO THE CORPORATION) TO THE EFFECT THAT SUCH SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION WILL NOT INVOLVE ANY VIOLATION OF THE REGISTRATION PROVISIONS OF THE ACT (OR ANY SUPERSEDING STATUTE) OR ANY APPLICABLE STATE SECURITIES LAWS.

3.15 Issuance of Shares.  The Seller represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon such covenants, representations and warranties in connection with the issuance of the Shares to the Seller:

        (a)           the Seller has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the Shares. The Seller has evaluated the merits and risks of an investment in the Shares.  The Seller can bear the economic risk of this investment, and is able to afford a complete loss of this investment;

        (b)           the Seller acknowledges that the Purchaser’s success is subject to a number of significant risks, including the risk that the Purchaser will not be able to finance its plan of operations.  The Seller further acknowledges that (i) the Purchaser has limited cash and working capital, (ii) the Purchaser will have to raise additional capital in order to finance its plan of operations which capital may be raised by the issuance of additional shares of its common stock which will result in dilution to the Seller, and (iii) the Purchaser is working on the Financing (defined below) but there is no assurance that the Financing will be completed;

        (c)           the Shares will be acquired by the Seller for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and, except for possible transfers of a portion of the Shares to officers, directors, agents, shareholders and up to five creditors of the Seller, that the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares;

        (d)           the Seller has been afforded access to information about the Purchaser and the Purchaser’s financial condition, results of operations, business, properties, management and prospects sufficient it to evaluate its investment in the Shares.  The Seller further represents that it has had an opportunity to ask questions and receive answers from representatives of the Purchaser regarding the terms and conditions of the offerings completed by the Purchaser and the business, properties, prospects and financial condition of the Purchaser, each as is necessary to evaluate the merits and risks of investing in the Shares.  The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.  The Seller has had full opportunity to discuss this information with the Seller’s legal and financial advisers prior to execution of this Agreement;

        (e)           the Seller acknowledges that the Purchaser will rely on these representations in completing the issuance of the Shares to the Seller;

        (f)           the Seller acknowledges that the offering of the Shares by the Purchaser has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority; and

        (g)           this Agreement has been duly authorized, validly executed and delivered by the Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce the Seller to execute, deliver and perform this Agreement, and in acknowledgement of Seller’s reliance on the following representations and warranties, the Purchaser hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

4.1 Organization.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

4.2 Share Capital. The Purchaser has authorized capital consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock of which 6,707,337 shares of Common Stock and zero shares of Preferred Stock are issued and outstanding prior to the completion of the Forward Split as described in Section 1.2. Upon the completion of the transactions contemplated by this Agreement, the Purchaser will have 49,670,706 shares of Common Stock and zero shares of Preferred Stock issued and outstanding.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Purchaser is a party or by which it is obligated to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Purchaser or obligating the Purchaser to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  The Purchaser has no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights or plans.

4.3 Issuance of the Shares.  The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens.

4.4 Listing.  The Purchaser is a reporting company under the United States Securities and Exchange Act of 1934, as amended, and its shares of Common Stock are registered for sale and are quoted for trading on the OTC Bulletin Board under the symbol FHBY.

4.5 SEC Reports; Financial Statements.  The Purchaser has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Purchaser was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.6 Power and Authority.  The Purchaser has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the execution, delivery and performance of the Agreement by the Purchaser has been duly authorized.  This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

4.7 Broker’s or Finder’s Fees.  The Purchaser has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement and other than the fee to Pacific Wave and the Escrow Shares Agent, the Seller shall have no liability for payment of any such fee arising through the Purchaser.

4.8 No Conflict.  Neither the execution and delivery by the Purchaser of this Agreement and of the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby or thereby, nor the consummation by the Purchaser of the transactions contemplated hereby, will or do violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Purchaser; (b) any provision of any charter, bylaw, or (c) under any material agreement to which the Purchaser is a party.

4.9 Required Consents.  No permit or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, or the consummation by the Purchaser of the transactions contemplated hereby.

4.10 Litigation.  There are no proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser which (i) seek to restrain or enjoin the consummation of the Agreement or the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the Purchaser or its abilities to perform its obligations under the Agreement and the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

4.11 Tax Matters.                                All Federal, state and other tax returns and reports of the Purchaser required by law to be filed have been duly filed, and all federal, state and other taxes, assessments, fees and other governmental charges upon the Purchaser with respect to its properties, assets, incomes, franchises or business which are due and payable have been paid or a reasonable reserve for such payment established on the Purchaser’s balance sheet.

ARTICLE 5

COVENANTS OF THE SELLER PRIOR TO CLOSING

5.1 Required Approvals.  As promptly as practicable after the date of this Agreement, the Seller shall make all filings required by foreign or local law to be made by them in order to consummate the transactions contemplated hereby.  The Seller shall cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by law to make in connection with the transactions contemplated hereby.

5.2 Prohibited Actions.  Except as provided herein below, in no event, without the prior written consent of the Purchaser, shall the Seller:

        (a) permit any of the Assets and Liabilities to be subjected to any claim or encumbrance, except claims or encumbrances that the Seller believes, in its sole judgment, are necessary to continue development of the Assets and Liabilities in the ordinary course of business and consistent with past practice;

        (b) waive any claims or rights of substantial value respecting the Assets and Liabilities, or sell, transfer, or otherwise dispose of any of the Assets and Liabilities, except in the ordinary course of business and consistent with past practice; or

        (c) dispose of any interest in any of the Assets and Liabilities, or permit any rights in any of the Assets and Liabilities to lapse into default or in non-compliance with all and any regulatory or governmental requirement.

5.3 Access.  From the date of this Agreement to the Closing Date, the Seller shall provide the Purchaser with such information and access as the Purchaser may from time to time reasonably request regarding the Assets and Liabilities.

ARTICLE 6

CONDITIONS TO THE SELLER’S OBLIGATIONS

Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

6.1 Representations and Warranties; Performance.  The Purchaser shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Purchaser’s Board of Directors, and the Seller shall have received a certificate to that effect signed by the secretary of the Purchaser.

6.2 Consents.  All required approvals, consents and authorizations shall have been obtained.

6.3 Litigation.  No Litigation shall be threatened or pending against the Purchaser or the Seller that, in the reasonable opinion of counsel for the Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.4 Documents Satisfactory in Form and Substance.  All agreements, certificates, and other documents delivered by the Purchaser to the Seller hereunder shall be in form and substance satisfactory to counsel for the Seller, in the exercise of such counsel’s reasonable judgment.

6.5 Completion of Financing.  The Purchaser shall have irrevocable commitments to complete a financing by way of private placement of debt or equity or a combination of both of at least $45 Million in two phases, with not less than $25 Million in commitments in the first phase (the “Financing”).  The first phase of the financing shall be closed simultaneously with the Closing of the transactions described herein, resulting in net proceeds to the Company of at least $22,450,000.  Except for the foregoing, the Purchaser shall not commence any other financing arrangements prior to the Closing without the written consent of the Seller.

6.6 Resignation of Officers and Directors; Termination of Employment Agreements.  The officers and directors of the Purchaser immediately prior to the Closing shall have resigned as officers and directors of the Purchaser effective as of the Closing.  Any and all outstanding employment agreements between the Purchaser and any of its officers, directors and employees immediately prior to the Closing shall have been terminated effective as of the Closing.  Upon termination of any such employment agreements, no amounts shall be due for severance, bonus or any other reason.  The Company shall have delivered to the Seller evidence of such resignations and terminations in form and substance satisfactory to the Seller.

6.7 Due Diligence.  The Seller shall have completed its due diligence review of the Purchaser (including its assets and liabilities) and shall have been satisfied with the findings thereof.

ARTICLE 7

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

Each of the obligations of the Purchaser to be performed hereunder shall be subject to the satisfaction (or the waiver by the Purchaser) at or prior to the Closing Date of each of the following conditions:

7.1 Representations and Warranties; Performance.  The Seller shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Seller’s Board of Directors, and the Purchaser shall have received a certificate to that effect signed by the secretary of the Seller.

7.2 Consents.  All required approvals, consents and authorizations shall have been obtained.

7.3 No Litigation.  No Litigation shall be threatened or pending against the Purchaser or the Seller that, in the reasonable opinion of counsel for the Purchaser, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.4 Due Diligence.  The Purchaser shall have completed its due diligence review of the Assets and Liabilities and shall have been satisfied with the findings thereof.

7.5 Proof of Ownership of the Assets.  The Seller shall have delivered to the Purchaser copies of instruments evidencing its ownership of the Assets.

ARTICLE 8

COVENANTS OF THE SELLER AND THE PURCHASER FOLLOWING CLOSING

8.1 Allocation of Purchase Price; Transfer Taxes.

        (a) Consistent with applicable tax rules, the Purchaser shall allocate the Purchase Price to the Assets.  The Purchaser shall prepare and file, in a timely fashion, forms in a manner consistent with such allocation with the relevant tax authority.  All tax returns and reports filed or prepared by the Purchaser and/or the Seller with respect to the transactions contemplated by this Agreement shall be consistent with the allocation made by the Purchaser under this Section 8.1(a).

        (b) All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller and the Seller shall file all necessary documentation with respect to such taxes.

8.2 Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

8.3 Nondisclosure of Proprietary Data.  The Parties shall hold in a fiduciary capacity for the benefit of each other all secret or confidential information, knowledge or data relating to each other or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge.  Neither Party, without the prior written consent of the other, or as may otherwise be required by law or legal process, shall communicate or divulge either before or after the Closing Date any such information, knowledge or data to anyone other than the other Party and those designated by the other Party in writing, or except as required by applicable law.

ARTICLE 9

SURVIVAL AND INDEMNITY

9.1 Survival of Representations, Warranties, etc.  Each of the representations, warranties, agreements, covenants and obligations herein is material and shall be deemed to have been relied upon by the other party or parties and shall survive for a period of twelve (12) months after the Closing and shall not merge in the performance of any obligation by any party hereto.  All rights to indemnification contained in this Agreement shall survive the Closing indefinitely.

9.2 Indemnification by the Seller and Purchaser.  The parties shall indemnify, defend, and hold harmless each other, and the each others representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation , and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the either party, directly or indirectly, by reason of, resulting from, or arising in connection with: (i) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; (ii) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby, as if such representation or warranty were made on and as of the Closing Date; (iii) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either party in connection this Agreement or any of the transactions contemplated hereby; and (iv) to the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to the either party to this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual written consent of the Seller and the Purchaser;

        (b) by either the Seller or the Purchaser if (i) there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, on the part of the Purchaser, in the case of a termination by the Seller, or on the part of the Seller, in the case of a termination by the Purchaser, which breach shall not have been cured, in the case of a representation or warranty, prior to Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of notice of such breach, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

        (c) by either the Seller or the Purchaser if the transactions contemplated hereby shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date; or

        (d) by the Seller in the event of the failure of the Purchaser to secure and close commitments for the financing described in Section 6.5 of this Agreement by the Closing Date.

        (e) By the Purchaser in the event of an uncured Title Defect as provided in Section 2.2 of this Agreement.

10.2 Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, unless otherwise specified in this Agreement, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement.  This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

11.2 Parties Bound by Agreement; Successors and Assigns.  The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3 Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

11.4 Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

11.5 Attorneys’ Fees.  Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

11.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.7 Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.8 Expenses.  Except as specifically provided herein, the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

11.9 Notices.  All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement.  Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.10 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of choice of law thereof.

11.11 Arbitration.  Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration in the City of Las Vegas, Nevada.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association.  All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Nevada, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the Superior Court of the State of Nevada for the purpose of confirmation and enforcement of any award made by the arbitrator or for any actions seeking injunctive relief.

11.12 References, etc.

        (a) Whenever reference is made in this Agreement to any Article, Section, or paragraph, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement.

        (b) Wherever reference is made in this Agreement to a Schedule, such reference shall be deemed to apply to the specified Schedule attached hereto, which are incorporated into this Agreement and form a part hereof.  All terms defined in this Agreement shall have the same meaning in the Schedules attached hereto.

        (c) Any form of the word “include” when used herein is not intended to be exclusive (e.g., “including” means “including, without limitation”).

11.13 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.14 No Third Party Beneficiary Rights.  No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

11.15 Such Other Acts.  The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

11.16 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

DK GROUP N.A. N.V.

By:
Name: Christian Eyde Møller
Title: Chairman of the Board of Managing Directors

By:
Name: Kristel Slagter
Title: Managing Director

1ST HOME BUY AND SELL LTD.

By:
Name: Daniel Baxter
Title: Director, CEO and President

For purposes of Section 1.5(b) only:
DEBONDO CAPITAL INC.

By:
Name
Title

EXHIBIT A

FORM OF ASSIGNMENT

CONVEYANCE, ASSIGNMENT AND BILL OF SALE

THIS CONVEYANCE, ASSIGNMENT AND BILL OF SALE (“Assignment”), effective as of _______________ (the “Effective Date”), is made by DK Group N.A. N.V. a Curaçao, Netherlands Antilles corporation with an address of Kaya W.F.G. (Jombi) Mensing 36, Curaçao, Netherlands Antilles (“Assignor”) to and in favor of 1st Home Buy and Sell Ltd., a Nevada corporation, with an address of 502 East John Street, Carson City, Nevada 89706 (“Assignee”).

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, Assignor does hereby bargain, sell, transfer, set over, grant, assign, convey and deliver unto Assignee all of Assignor’s right, title, and interest in, to, under or derived from the following (collectively, the “Assets”):

_______________________________________

TO HAVE AND TO HOLD the Assets herein conveyed to Assignee forever.

This Assignment is executed on the date set forth in the acknowledgment below, but is effective for all purposes as of the Effective Date.

ASSIGNOR

By:

STATE OF ________________________	)
) ss.
CITY & COUNTY OF ________________	)

The foregoing instrument was acknowledged before me this ___ day of, 2008 by__________________, as President of _________________________a _______________ corporation.

Witness my hand and official seal.

My commission expires:  ________________________________________.

____________________________________
Notary Public

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is made as of __________, 2008 by and between 1st Home Buy and Sell Ltd. (the “Company”) and SteadyLaw Group, LLP (the “Escrow Holder”).

WHEREAS, concurrently herewith, the Company and one or more investors (collectively, the “Investor”) have entered into a Subscription Agreement (the “SA”) whereby Investor shall invest an aggregate amount of at least Forty Five Million Dollars ($45,000,000) (the “Aggregate Offering Amount”) in the Company (the “Financing”) in two phases, with not less than Twenty Five Million Dollars ($25,000,000) in commitments in the first phase (the “Initial Minimum Offering Amount”).

WHEREAS, pursuant to the terms of the SA, the Company will be receiving certain funds from the Investor in exchange for common shares of the Company at a per share price as set forth in the SA (the “Shares”).

WHEREAS, as expressly set forth in the SA and agreed by the Investor by affixing his/her signature to the SA, the Company desires to place and deposit with the Escrow Holder the funds (the “Escrow Deposit”) to be received, released and delivered by the Escrow Holder in accordance herewith.

WHEREAS, the Escrow Holder is willing to receive the Escrow Deposit and otherwise perform its obligations hereunder pursuant to the terms and conditions of this Escrow Agreement.

WHEREAS, all capitalized terms used herein and not defined shall have the same meaning as set forth in the SA.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1.           Deposits with the Escrow Holder.

1.1           The Company shall cause the Investor to deliver to Escrow Holder the Escrow Deposit via bank wire transfer.

1.2           Upon receipt by the Escrow Holder of the Escrow Deposit, the Escrow Deposit shall be the sole property of the Company and shall be held and disbursed subject to the terms of this Agreement.

2.           Investment of Escrow Deposit.  Escrow Holder shall have no duty to invest the Escrow Deposit and the Company shall not be entitled to receive interest or other income related to any Escrow Deposit.

3.           Administration of Funds Held in Escrow.

3.1           Except as otherwise set forth in Section 3.4 below, Escrow Holder shall disburse, release and deliver the Escrow Deposit as set forth in Sections 3.2 and 3.3, below.

3.2           a. If on the Closing Date (as defined in the Asset Purchase Agreement between the Company and DK Group N.A. N.V.), the Escrow Holder determines that the amount of the Escrow Deposit is less than the Initial Minimum Offering Amount, then the Escrow Holder shall promptly notify the Company and an officer of DK Group, N.A. N.V. of such occurrence and shall not release the Escrow Deposit pursuant to Section 3.2(b) until it has received the consent of an officer of DK Group, N.A. N.V. (“DK Group”). In the event DK Group does not consent to the distribution of the Escrow Deposit, then the Escrow Holder shall promptly refund the Escrow Deposit to the Investor, without interest thereon or deduction therefrom.

b. If on the Closing Date, the Escrow Holder has received notice from the law firm of Ellenoff Grossman & Schole LLP or from DK Group that all conditions for release of funds and the issuance of the Shares have been met for closing (and the Escrow Holder determines that the Escrow Deposit is equal to or exceeds the Initial Minimum Offering Amount), the Escrow Holder shall promptly disburse the Escrow Deposit to the Company less the following deductions which shall be paid directly to such parties via bank check or via bank wire transfer, as instructed by the Company:

(i) Ten percent (10%) of the Escrow Deposit to Pacific Wave Partners Inc. as a finder’s fee; and

(ii) Fifty Thousand Dollars ($50,000) to the Escrow Holder for payment of legal, escrow, and other related fees as described in Section 4 below.

    c.  If on the date of closing for the second phase of financing, the Escrow Holder determines that the sum of the (i) Escrow Deposit and (ii) the funds previously distributed pursuant to Section 3.2(b), is less than the Aggregate Offering Amount, then the Escrow Holder shall promptly notify the Company of such occurrence and shall not release the Escrow Deposit pursuant to Section 3.2(d) until it has received the consent of an officer of the Company.  In the event an officer of the Company does not consent to the distribution of the Escrow Deposit, then the Escrow Holder shall promptly refund the Escrow Deposit to the Investor, without interest thereon or deduction therefrom.

    d. If on the date of closing for the second phase of financing, the Escrow Holder has received notice from the law firm of Ellenoff Grossman & Schole LLP or from an officer of the Company that all conditions for release of funds and the issuance of the Shares have been met for closing (and the Escrow Holder determines that the sum of (i) the Escrow Deposit and (ii) the funds previously distributed pursuant to Section 3.2(b), is equal to or exceeds the Aggregate Offering Amount), the Escrow Holder shall promptly disburse the Escrow Deposit to the Company less ten percent (10%) of the Escrow Deposit to Pacific Wave Partners Inc. as a finder’s fee, which shall be paid directly to such party via bank check or via bank wire transfer, as instructed by the Company.

3.3           Escrow Holder shall release and disburse the balance of funds in the Escrow Deposit to the Company via bank wire transfer to the bank account of the Company to be provided at a later date by the Company in writing.

3.4           Upon disbursement of the Escrow Deposit, the Escrow Holder’s duties hereunder with respect to the Escrow Deposit shall terminate (each such date shall be known as the “Escrow Agreement Termination Date”). Effective upon the Escrow Agreement Termination Date, the Company and its respective successors, assigns, affiliates and representatives, hereby forever releases and discharges Escrow Holder from any and all liabilities, claims, liens, charges and other rights and obligations (each, a “Claim”) with respect to the Escrow Deposit and the release thereof and for any other Claim that may arise hereunder. The parties hereto hereby mutually agree that the release of the Escrow Deposit to the Company, in accordance with the provisions hereof, satisfies all rights and obligations of the Escrow Holder with respect to this Escrow Deposit under this Agreement.

4.           Obligations of the Escrow Holder. Escrow Holder (i) shall not be under any duty to give the Escrow Deposit any greater degree of care than it gives its own similar property and (ii) does not have and will not have any interest in the Escrow Deposit but is a mere holder thereof, and will show the amount deposited thereon as property subject to this Agreement, with the sole exception that Escrow Holder’s fees related to the Escrow Deposit as described in Section 3.2(b) which shall be deducted from the Escrow Deposit prior to release to the Company.

5.           Liability of Escrow Holder.  In performing any duties under this Agreement, Escrow Holder shall not be liable to any party for consequential damages (including, without limitation lost profits), losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Holder.  Escrow Holder shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that Escrow Holder shall in good faith believe to be genuine, nor will Escrow Holder be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, Escrow Holder may consult with legal counsel in connection with Escrow Holder's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  Escrow Holder is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of the Company.

6.           Controversies.  If any controversy arises between the Company and any Investor concerning the subject matter of this Agreement, its terms or conditions, Escrow Holder will not be required to determine the controversy or to take any action regarding it.  Escrow Holder may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Holder's discretion, Escrow Holder may require, despite what may be set forth elsewhere in this Agreement.  In such event, Escrow Holder will not be liable for damages.  Furthermore, Escrow Holder may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all reasonable costs and expenses incurred by Escrow Holder due to the interpleader action and which the parties agree to pay.  Upon initiating such action, Escrow Holder shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

7.           Resignation of Escrow Holder.  Escrow Holder may resign at any time upon giving at least thirty (30) days’ written notice to the Company; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Holder which shall be accomplished as follows:  The Company shall use its best efforts to appoint a successor Escrow Holder within thirty (30) days after receiving such notice.  The successor Escrow Holder shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Holder as if originally named as Escrow Holder.  Thereafter, Escrow Holder shall be discharged from any further duties and liability under this Agreement.

8.           Documents Presented to Escrow Holder; Request of Additional Documents. Escrow Holder may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to be the Company, as the case may be, is in fact such person, provided that Escrow Holder may request such certificates, opinions or other documents evidencing such designations as it deems reasonably necessary. If the Escrow Holder reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the Company shall furnish such instrument.

9.           Reliance on Counsel. Escrow Holder may act relative hereto upon advice of counsel in reference to any matter connected herewith and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

10.           Complete Duties of Escrow Holder. This Agreement sets forth exclusively the duties of Escrow Holder with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against Escrow Holder.

11.           No Representations by Escrow Holder. Escrow Holder makes no representation as to the validity, value, genuineness, negotiability or collectibility of any security or other document or instrument held by or delivered to it.

12.           Notices. Notice to the various parties as called for herein shall be deemed sufficient and received if made by hand delivery or when mailed by certified mail, return receipt requested, to the parties at the respective addresses hereinafter set forth until written notice of a change in the address of such party is received by the other party hereto.

If to Company, addressed to:
Ellenoff Grossman & Schole, LLP
150 East 42nd Street
New York, New York 10017

If to Escrow Holder, addressed to:
Luis Carrillo, Esq.
SteadyLaw Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
Tel. No. (619) 399-3090
Fax No. (619) 330-1888

13.           Indemnification of Escrow Holder. Escrow Holder shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. The Company and its successors and assigns agrees to indemnify and hold Escrow Holder harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Holder or incurred by Escrow Holder in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

14.           Compensation Fees and Expenses of Escrow Holder. As set forth in Section 3.2(b) and 4 above, Escrow Holder shall receive as a standard fee a total of Fifty Thousand Dollars ($50,000) for the performance of the services as set forth herein as related to all Escrow Deposits. However, it is understood that the fees and usual charges agreed upon for services of Escrow Holder shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if Escrow Holder renders any service not provided for in this Agreement, or if the Company  requests a substantial modification of its terms, or if any controversy arises, or if Escrow Holder is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, Escrow Holder shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and Escrow Holder shall have the right to retain all documents and/or other things of value at any time held by Escrow Holder in this escrow until such compensation, fees, costs, and expenses are paid.  The Company promises to pay these sums upon demand.  Unless otherwise provided, it is mutually understood and agreed by and among the parties hereto that the Escrow Holder may deduct any and all bank charges assessed from each Escrow Deposit prior to release.

15.           Waiver. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

16.           Modification; Amendment; Law Governing. This Agreement may be modified or amended; provided, however, that no modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by all the parties hereto.  This Agreement shall be construed under and governed by the laws of _________.

17.           Signature Pages. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of this ____ day of ____, 2008.

1st HOME BUY AND SELL LTD.

Name: Daniel Baxter
Title: Director, CEO and President

ESCROW HOLDER:

STEADYLAW GROUP, LLP

Name: Luis Carrillo
Title: Partner

SCHEDULE A

ASSETS AND LIABILITIES OF SELLER NOT INCLUDED IN THIS AGREEMENT

•	€200,000 from Seller’s UBS bank account
•	Any equity interests held by Seller (including its own shares), other than the shares of DK Group Netherlands B.V.

SCHEDULE 3.3

OFFICERS AND DIRECTORS OF SELLER

Board of Managing Directors:

Christian Eyde Moeller, Chairman
Jorn Paul Winkler
Jorgen Clausen
Kristel Slagter
Forum Administrations N.V.

Board of Supervisory Directors:

Frederik Wedell-Wedellsborg, Chairman
David Wheeler
John Richards

SCHEDULE 3.10

FINANCIAL STATEMENTS OF SELLER

[Attached hereto]